Exhibit 99.1

James Gillis Rejoins ReposiTrak Board of Directors

SALT LAKE CITY March 17, 2026—ReposiTrak (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced that James R. Gillis, CEO of Gillis & Associates, Inc., will rejoin its Board of Directors effective Friday, March 13, 2026.

A respected leader and long-time supporter of ReposiTrak’s mission, Mr. Gillis brings more than 35 years of experience in retail supply chain management, business development and organizational growth. His proven expertise in leading complex mergers, driving operational efficiency and building trusted relationships across the retail, financial and technology sectors will complement the company’s ongoing efforts to scale and innovate across its network of retailers, wholesalers and suppliers.

“We’re thrilled to welcome Jim back to our Board,” said Randy Fields, Chairman and CEO of ReposiTrak. “He brings a unique blend of operational insight and strategic perspective that has been instrumental to our success over the years. Jim’s extensive background in retail merchandising, M&A and supply chain transformation will be invaluable as ReposiTrak accelerates its growth and continues to deliver measurable value to our customers and shareholders.”

Prior to Gillis & Associates, an M&A advisory firm, Mr. Gillis served as CEO of Source Interlink Companies, Inc., where he helped grow the business into a $2.5 billion marketing, merchandising and distribution conglomerate servicing more than 1,000 retail chains with 110,000 locations. Earlier in his career, he was President and Owner of Brand Manufacturing Corporation, a leading designer and manufacturer of retail display systems. He currently serves on the boards of SPAR Group (Chairman), AST/EQ and TPx, and advises Siris Capital Group and Platinum Equity.

“ReposiTrak has always been a business I deeply respect. It blends technology, supply chain transformation and a commitment to strengthening partnerships across retail,” said James Gillis. “I look forward to working again with Randy and the exceptional leadership team to help guide the company through its next phase of innovation and expansion.”

About ReposiTrak

ReposiTrak (NYSE: TRAK) provides retailers, suppliers, food manufacturers and wholesalers with a robust solution suite to help reduce risk and remain in compliance with regulatory requirements, enhance operational controls and increase sales with unrivaled brand protection. Consisting of three product families – food traceability, compliance and risk management and supply chain solutions – ReposiTrak’s integrated, cloud-based applications are supported by an unparalleled team of experts. For more information, please visit https://repositrak.com

Investor Relations Contact:
John Merrill | Chief Financial Officer | Investor-relations@repositrak.com
Or
Rob Fink | FNK IR | +1 646.809.4048 | rob@fnkir.com

Media Contact | ReposiTrak
Ronald Margulis | RAM Communications | +1 908.272.3930 | ron@rampr.com